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                                                                   EXHIBIT 10.10



                    1995 MBO AND GROSS MARGIN INCENTIVE BONUS
                                     PROGRAM


         During Fiscal 1995, the Compensation Committee of the Board of Directors by resolution established an incentive bonus program for Fiscal 1995 for the benefit of the Company's senior executives, vice presidents and senior managers. The incentive bonus program primarily focused on the attainment of high scores in the Company's Management-By-Objective Program (the "MBO Program"). Under the MBO Program, the Executive Committee of the Board of Directors (the "Executive Committee") assigns well defined individual objectives, depending on the respective position, to the MBO Program participants whose performance is then reviewed by the Executive Committee after the end of the fiscal year. Members of the Executive Committee do not participate in the MBO Program and, accordingly, did not participate in the incentive bonus program.

         Under the incentive bonus program, those MBO Program participants, other than certain designated buyers and merchants discussed below, who reached a threshold score in their MBO Program reviews were entitled to receive a bonus equal to 10% of their base salary. Also under the incentive bonus program, certain designated buyers and merchants (those whose performance of their job function can most directly impact sales) were entitled to receive (i) a bonus equal to 10% of their base salary if certain financial milestones were met during the fourth quarter of Fiscal 1995 and (ii) an additional bonus equal to 5% of their base salary if they attained a threshold score in their MBO Program review. Assuming all incentive bonus program participants met all of their respective goals during Fiscal 1995, the total liability to the Company would have been $544,000.

         No participant in the incentive bonus program for Fiscal 1995 was awarded a bonus.